EXHIBIT 5


                  [KENNEDY, BARIS & LUNDY, L.L.P. LETTERHEAD]

                                [OBJECT OMITTED]



                                November 20, 2001

Board of Directors
Indian River Banking Company
958 20th Place
Vero Beach, Florida 32960

Gentlemen:

         As special legal counsel to Indian River Banking Company (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of shares (the "Shares") of the Company's Common Stock pursuant to the exercise of options outstanding under the Indian River banking Company 1999 Stock Option Plan (the "Plan").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and other inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the options granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our firm contained therein.

                                              Sincerely,



                                              /s/ Kennedy, Baris & Lundy, L.L.P.